Exhibit 99.1

Edoc Acquisition Corp. Announces Upcoming Automatic Unit Separation

Victor, NY, December 9, 2020 – Edoc Acquisition Corp. (NASDAQ: ADOCU) (the “Company”) announced today that, on December 10, 2020, the Company’s units will no longer trade, and that the Company’s Class A ordinary share, rights and redeemable warrants, which together comprise the units will commence trading separately. The Class A ordinary shares, rights and warrants will be listed on the Nasdaq Capital Market and trade with the ticker symbols “ADOC”, “ADOCR” and “ADOCW”, respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of Class A ordinary share, one right and one redeemable warrant to purchase one-half of one Class A ordinary share. Each right entitles the holder to receive one-tenth of one Class A ordinary share upon the consummation of an initial business combination, and each warrant entitles the holder to purchase one-half of one Class A ordinary share at a price of $11.50 per share. In the separation, unit owners will receive the number of Class A ordinary shares underlying their units and the number of rights and redeemable warrants underlying such units; however, no fractional warrants will be issued. Any holder of units whose ownership includes a fractional number of underlying warrants, will be issued a number of warrants that is rounded down to the nearest whole number. Accordingly, any owner of units that does not own a multiple of two units will lose one-half of a warrant upon separation.

Purchases of units that are made after market close on December 9, 2020, may not settle prior to the unit separation date and, accordingly, the number of warrants and rights issued to such purchasers may not reflect the warrants and rights underlying such recently purchased units.

About Edoc Acquisition Corp.

Edoc Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities. It intends to focus on businesses primarily operating in the healthcare sector in North America and Asia-Pacific.

Contact:

Edoc Acquisition Corp.
7612 Main Street Fishers
Suite 200
Victor, NY 14564
Attention: Kevin Chen